As filed with the Securities and Exchange Commission on December 22, 2017

Registration No. 333-166772

Registration No. 333-159283

Registration No. 333-139331

Registration No. 333-139330

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-166772

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-159283

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-139331

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-139330

NEWSTAR FINANCIAL, INC.

(Exact Name of Registrant as Specified in Charter)

Delaware	54-2157878
(State or Other Jurisdiction of Incorporation)	(IRS Employer Identification No.)

500 Boylston Street, Suite 1250, Boston, Massachusetts 02116

(Address of Principal Executive Offices) (Zip Code)

Amended and Restated 2006 Incentive Plan

NewStar Financial, Inc. 2006 Incentive Plan

Restricted Stock Agreements

(Full title of the plans)

John K. Bray

Chief Financial Office

500 Boylston Street, Suite 1600

Boston, Massachusetts 02116

(617) 848-2500

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Thomas J. LaFond, Esq.

Lisa R. Haddad, Esq.

Goodwin Procter LLP

100 Northern Avenue

Boston, Massachusetts 02210

617-570-1000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large Accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

DEREGISTRATION OF SECURITIES

NewStar Financial, Inc. (the “Registrant”) is filing this Post-Effective Amendment to each of the following Registration Statements on Form S-8 (together, the “Registration Statements”) to deregister any and all securities that remain unsold under such Registration Statements:

(1)	Registration Statement No. 333-166772, filed with the Securities and Exchange Commission (the “Commission”) on May 12, 2010, registering the offer and sale of 4,750,000 shares of the Registrant’s common stock, par value $0.01 per share (the “Common Shares”), issuable pursuant to the Amended and Restated 2006 Incentive Plan (the “A&R 2006 Plan”);

(2)	Registration Statement No. 333-159283, filed with the Commission on May 15, 2009, registering the offer and sale of 4,553,030 Common Shares issuable pursuant to the A&R 2006 Plan;

(3)	Registration Statement No. 333-139331, filed with the Commission on December 14, 2006, registering the offer and sale of 2,346,970 Common Shares issuable pursuant to the NewStar Financial, Inc. 2006 Incentive Plan; and

(4)	Registration Statement No. 333-139330, filed with the Commission on December 14, 2006, registering the offer and sale of 5,861,097 Common Shares issuable pursuant to separate restricted stock agreements with the individuals identified in Registration Statement No. 333-139330.

Pursuant to an Agreement and Plan of Merger (the “Merger Agreement”), dated as of October 16, 2017, by and among the Registrant, First Eagle Holdings, Inc., a Delaware corporation (“First Eagle”), FE Holdco, LLC, a Delaware limited liability company and a wholly-owned, direct subsidiary of First Eagle (“FE Holdco”), and FE Merger Sub, Inc., a Delaware corporation and a wholly-owned, direct subsidiary of FE Holdco (“Merger Sub”), on December 22, 2017, Merger Sub merged with and into the Registrant (the “Merger”). As a result of the Merger, the Registrant became a wholly-owned, indirect subsidiary of First Eagle.

As a result of the consummation of the transactions contemplated by the Merger Agreement, the Registrant has terminated all offerings of its securities pursuant to the above referenced Registration Statements. In accordance with an undertaking made by the Registrant in each of the Registration Statements to remove from registration by means of a post-effective amendment any securities which remain unsold at the termination of the offering, the Registrant hereby removes and withdraws from registration all securities of the Registrant registered pursuant to the Registration Statements that remain unsold as of the date hereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment to the Registration Statements on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Boston, in the Commonwealth of Massachusetts, on this 22nd day of December, 2017.

NewStar Financial, Inc.

By:	/s/ John K. Bray
Name: John K. Bray Title: Chief Financial Officer

Note: No other person is required to sign this Post-Effective Amendment to the Registration Statements on Form S-8 in reliance upon Rule 478 under the Securities Act of 1933, as amended.